                                                                    Exhibit 99.1

CONTACT:Pete Papano
Chief Financial Officer
PHONE: (510) 215-3958
EMAIL: ppapano@qrs.com
       ---------------
FOR IMMEDIATE RELEASE:

QRS ACQUIRES DATA MANAGEMENT FIRM IN THE GROCERY INDUSTRY

JULY 26, 1999 - RICHMOND, CALIFORNIA: QRS Corporation (QRS) announced today that it has acquired Retail Data Services, Inc. (RDS), a provider of competitive pricing information primarily to grocery retailers. The acquisition solidifies QRS's position as a leading provider of data management and e-commerce solutions throughout the retail demand chain.

John Simon, CEO of QRS, noted, "The acquisition of RDS allows us to further extend our reach into the grocery retail segment, giving us a new value-added service and set of customers that QRS can use to expand our electronic commerce services across all major retail sectors. We are looking forward to adding RDS' customers and associates to QRS."

Founded in 1988, RDS serves 117 customers including Wal-Mart, Kroger and Safeway and e-grocers Grocery Express and Homegrocers. Christine Cottrell, founder and CEO of RDS commented, "We are looking forward to becoming part of the QRS organization. QRS's expertise and resources will allow us to better serve our customers as well as provide even more value-added services to existing and future customers."

With the acquisition of RDS, QRS can now boast a client portfolio that contains 22 of the top 25 grocery, department store and mass merchant retailers. RDS also adds 1.9 million Universal Product Codes (U.P.C.'s) to QRS's product catalog, bringing QRS's total U.P.C. offering to 73.2 million, the largest in the retail industry. The transaction is expected to enhance QRS's current recurring revenue stream and to be non-dilutive to earnings.

Retail Data Services is a national market research and data management firm dedicated to the collection, verification and analysis of competitive retail pricing, promotion and distribution information. The company's primary services include the in-store collection of retail prices, scan price verification and pricing data analysis. The company is headquartered in Richmond, VA and employs approximately 100 full-time and 400 part-time employees.

QRS Corporation is a leading provider of merchandise and logistics solutions throughout the retail demand chain. QRS works with its customers and partners to facilitate and optimize the flow of information, goods and services throughout the retail industry. The Company's products include QRS Keystone, the industry's largest U.P.C. database; QRS Catalyst, sales analysis services; QRS Mariner, inventory replenishment services; QRS Horizon, sales forecasting services; QRS Concourse, connectivity services; QRS Alliance and QRS Quickstep, electronic commerce enabling services; Internet services and transportation services including QRS Logistics Management Services. The Company is traded on NASDAQ under the symbol QRSI.

The foregoing statements contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those set forth above include, without limitation, integration risks relating to the acquisition and the risk that the anticipated benefits of the acquisition will not be realized, intense competition in the electronic commerce business, the Company's dependence on key retailers, the Company's ability to timely and successfully introduce new products and services, the Company's dependence on the AT&T/IBM Global Network, and other risks that are described in documents filed with the Securities and Exchange Commission from time to time, including the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q.